

Scan the code with your phone's camera to hear an important message from TB.D.

Pacific Financial Corporation

MERGER PROPOSAL

Your vote is important – please vote today!

Dear Fellow Shareholder,

We are pleased to inform you that we are preparing for our upcoming Special Meeting, which will be held on [TBD]. Enclosed are the proxy materials, which provide detailed information regarding the proposals to be considered at the Special Meeting. We encourage you to review these materials carefully.

The proposed merger represents an exciting opportunity to create a stronger organization with enhanced resources, expanded capabilities, and greater opportunities to deliver long-term value to our shareholders, customers, employees, and communities. Your support is an important and necessary step in helping us realize these benefits.

Pacific Financial Corporation's Board of Directors recommends you vote "FOR" each of the proposals described in the proxy materials. Shareholders may vote by mail, by phone or by visiting www.proxyvote.com. Additionally, we have engaged [TBD] to assist with proxy solicitation and they can be reached by calling [1-800-000-0000]. Prompt participation will help ensure that all voting requirements are met and allow us to move forward efficiently with the Special Meeting process.

If you have any questions, please contact your financial advisor or visit our website at [TBD]. Thank you for your continued support and for taking the time to vote.

Sincerely,
Denise Portmann

FOUR WAYS TO VOTE

PROXY QUESTIONS?
Call 1-800-000-0000

ONLINE

WWW.PROXYVOTE.COM
Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

PHONE

WITHOUT A PROXY CARD
Call 1-800-000-0000 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD
Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

QR CODE

WITH A SMARTPHONE
Vote by scanning the Quick Response Code or "QR Code" on the Proxy Card/VIF enclosed.

MAIL

VOTE PROCESSING
Mark, sign and date your ballot and return it in the postage-paid envelope provided.

SAMPLE-LTR